Exhibit 1.01

Conflict Minerals Report

For the Year Ended December 31, 2014

This Conflict Minerals Report (this “Report” or “CMR”) for Intevac, Inc. (the “Company”) covers the reporting period from January 1, 2014 to December 31, 2014, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act or 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.01 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at www.intevac.com.

Introduction

In 2010, the United Stated enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act specifically related to conflict minerals and required the United States Securities and Exchange Commission (“SEC”) to promulgate regulations requiring companies covered under the Act to annually file a Specialized Disclosure Report on Form SD with the SEC to disclose whether certain specified conflict minerals (as defined below) used in their products directly or indirectly benefitted armed groups in the Democratic Republic of the Congo and adjoining counties (collectively, the “Covered Countries”). This Report, which is an exhibit to the Form, describes the design of Intevac’s conflict minerals due diligence measures and provides an account of how these measures were implemented in 2014 to determine, to our knowledge, the source mines, the county of origin and the facilities used to process the conflict minerals used in our products. For purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which is limited to tin, tantalum, tungsten, and gold (“3TG”).

Our products covered by this Report are listed in the table below.

Product	Description
200Lean®, technology upgrades and spare parts.	Hard disk drive manufacturing equipment
MATRIX™PVD, ENERGi™	Solar manufacturing equipment
VERTEX™PVD	Display cover panel coating equipment
LIVAR® cameras, EBAPS® sensors, MicroVista® cameras	Photonics military products – night vision cameras and rifle sights
IPort™ and NightPort™	Photonics military products – head mounted displays

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and Form SD, Intevac determined that 3TG are necessary to the functionality or production of our products, and are incorporated into our products during the manufacturing process. Accordingly, Intevac was required to undertake a reasonable country of origin inquiry (“RCOI”) with respect to 3TG that is reasonably designed to determine whether any of the 3TG originated in the Covered Countries. In designing our RCOI, Intevac employed a combination of measures to determine whether the 3TG in Intevac’s products originated from the Covered Countries, and would survey direct suppliers of raw materials and components that contain Conflict Minerals. Our RCOI primarily consisted of submitting letters of inquiry to our suppliers of raw materials, components and subassemblies. Responses were reviewed for completeness and consistency and we routinely followed up with our suppliers for corrections and clarifications as needed.

RCOI for the 2014 Reporting Year

For 2014, we conducted a supply chain survey with our direct suppliers to obtain country of origin information for the necessary conflict minerals in our products using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) (the Conflict Minerals Reporting Template or “CMRT”). That CMRT requests direct suppliers to identify the smelters and refiners and countries of origin of the Conflict Minerals in products they supply to Intevac. We compared the smelters and refiners identified in the surveys against the lists of facilities which have received a “conflict free” designation by the Conflict-Free

Smelter Program (“CFSP”) or other independent third party audit program such as the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification program, which designations provide country of origin information on the Conflict Minerals sourced by such facilities. We documented country of origin information for the smelters and refiners identified by the supply-chain survey as provided from multiple sources including the supply-chain survey and independent third party audit programs.

There is significant overlap between our RCOI efforts and our due diligence measures performed. Our due diligence measures performed are discussed further in this Report.

Below is a summary of the country of origin information collected as a result of our RCOI efforts.

Conflict Mineral	Countries of origin and other sources may include the following
Tantalum	Austria, Brazil, Burundi, Chile, China, DRC-Congo, Estonia, Ethiopia, Germany, India, Japan, Kazakhstan, Malaysia, Mexico, Mozambique, Niger, Nigeria, Peru, Russian Federation, Rwanda, Sierra Leone, South Africa, Thailand, United States and Zimbabwe
Tin	Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, DRC-Congo, Germany, Indonesia, Japan, Kazakhstan, Malaysia, Mexico, Nigeria, Peru, Philippines, Poland, Russian Federation, Rwanda, Singapore, Taiwan, Thailand, United States and Vietnam
Tungsten	Australia, Austria, Bolivia, Canada, China, Germany, Indonesia, Japan, Peru, Portugal, Russian Federation, Spain, Thailand, United States and Vietnam
Gold	Argentina, Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, Germany, Ghana, Guinea, Hong Kong, Indonesia, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Laos, Mali, Mexico, Mongolia, Mozambique, Namibia, Papua New Guinea, Peru, Philippines, Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Suriname, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Turkey, United Arab Emirates, United Kingdom, United States and Uzbekistan

Due Diligence Process

Design of Due Diligence

In accordance with Rule 13p-1 and the Form, Intevac undertook due diligence on the source and chain of custody of the necessary 3TG used in Intevac Thin-film Equipment and Photonics products. In conducting its due diligence, Intevac implemented the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition, OECD 2013) and the related Supplements (collectively, the “OECD Guidance”), an internationally recognized due diligence framework.

Management Systems

Internal Team

Our Conflict Minerals Program is overseen by our Vice President of Operations. We assembled a conflict minerals project team with representatives from engineering, procurement and finance from both of our business units, Thin-film Equipment and Photonics, to develop and execute our conflict minerals program. The results of due diligence and compliance processes were addressed by the conflict minerals project team as necessary.

Control Systems

As a manufacturer, Intevac is several levels removed from the actual mining of 3TG. Intevac’s Thin-film Equipment and Photonics business units do not make purchases of raw ore or unrefined 3TG and make no purchases in the Covered Countries. We utilized resources available from industry-wide initiatives to obtain sourcing information related to upstream actors in the supply chain, including the EICC-GeSI and the CFSP.

To establish a system of controls and transparency over the 3TG supply chain, we incorporated into our supplier due diligence procedures a requirement for suppliers to provide information regarding the smelters or refineries in their supply chain utilizing the CMRT. We used this information to make the RCOI conclusion in this CMR.

As we typically do not have a direct relationship with 3TG smelters and refineries, we rely on our surveyed suppliers to provide us with up-to-date and accurate smelter and refinery sourcing information. Our adoption and utilization of the industry standard CFSI templates, tools and auditing program aids us in establishing consistency and transparency throughout our supply chain.

Controls include, but are not limited to, our Code of Business Conduct and Ethics which outlines expected behaviors for all Intevac employees and our Conflict Minerals Policy which outlines our commitment to minimize the use of 3TG that finance or benefit armed groups.

Supplier Engagement

Intevac is now in the process of including provisions related to gathering 3TG information in our supply contracts to encourage greater cooperation by the companies in our supply chain.

Grievance Mechanism

Intevac has multiple grievance mechanisms whereby employees and suppliers can report violations of Intevac’s policies including contacting the Company’s Compliance Hotline at 1-800-826-6762.

Records Maintenance

We have retained all relevant documentation from our RCOI and due diligence. We established a conflict minerals library on the Company’s intranet to retain information relevant to our conflict minerals compliance process electronically.

Identify and Assess Risk in the Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. As the first step in our good faith RCOI, we worked to identify suppliers that we believed were potentially providing materials and components that contain 3TG. Our engineers and procurement group reviewed our parts inventory records and active suppliers and identified 28 direct suppliers in our Thin-film Equipment business and 27 direct suppliers in our Photonics business who supply components to us containing 3TG. These suppliers represent approximately 35% of our total 2014 direct product-related sourcing expenditures. We rely on these suppliers to provide us with information about the source of 3TG in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. Several of our suppliers are SEC registrants and subject to the conflict minerals reporting requirement. For those suppliers subject to the reporting requirement we obtained and read their 2013 CMR filed with Form SD.

Below is a summary of the responses received to our survey.

Survey Response	Thin-film Equipment		Photonics
	(# of suppliers)	Percent	(# of suppliers)	Percent
CMRT complete	16	57%	20	74%
CMRT incomplete – declaration statement only	10	36%	6	22%
No Response	2	7%	1	4%
	28	100%	27	100%

Design and Implement a Strategy and Respond to Risks

The conflict minerals project team undertook the following due diligence measures in 2014:

•	Updated and revised our Conflict Minerals Policy;

•	Maintained a company grievance mechanism that is available internally and externally to report concerns, including those related to conflict minerals;

•	Established the expectation, including through contractual obligations from suppliers, that suppliers would obtain information from their supply chains regarding entities that process necessary Conflict Minerals and provide that information to us using the CMRT, which includes questions regarding the smelter, refiner, recycler or scrap processor of necessary Conflict Minerals and location or mine of origin;

•	Conducted an internal business review that identified 55 direct suppliers of materials, parts, components or products containing necessary 3TG in 2014 compared to 35 surveyed suppliers in 2013;

•	Sent reminder letters to surveyed direct suppliers that did not provide a completed CMRT;

•	Reviewed submitted CMRT and sent follow up questions to surveyed suppliers whose CMRT did not meet our expectations;

•	Reviewed the smelters and refiners identified by direct suppliers in the CMRT against information provided by CFSI, OECD and the U.S. Department of Commerce to identify the entities;

•	Compared the smelters and refiners against the lists of entities that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List (provided by CFSI in April 2015); and

•	Compared the gold smelters and refiners against the lists of entities that have received a conflict free designation on the London Bullion Market Association’s Responsible Gold Programme and the Responsible Jewellery Council’s Chain-of-Custody Certification program.

Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

As noted above, Intevac is several levels removed from the actual mining of 3TG and we do not have a direct relationship with smelters and refiners and do not perform direct audits of these entities within our supply chain.

Reporting on Supply Chain Due Diligence

As noted above, in 2015, we filed this Form and this Report with the SEC and a copy of this Report and the Form are publicly available at http://investor.intevac.com/sec.cfm.

Findings

The table below lists the smelter information provided by our suppliers:

For calendar year 2014, Intevac identified 269 smelters and refiners as potential sources of 3TG that were reported to be in its supply chain at some point during the year. Of those 269 smelters and refiners, 166 have been verified as conflict-free, and an additional 37 have begun the audit process.

Smelters and refiners verified as conflict-free or in the audit process
Tantalum	39 of 41 (95%)
Tin	51 of 83 (61%)
Tungsten	32 of 36 (89%)
Gold	81 of 109 (74%)
Total	203 of 269 (75%)

The number of smelters and refiners in Intevac’s supply chain as of December 31, 2014 that are verified as conflict-free or in the audit process is more than double the comparable number for the prior year.

Status of identified smelters and refiners	2014	2013
Verified conflict-free	166	72
Participating in an audit process	37	10
Not participating	66	133
Total	269	215

See Appendix A for the list of names of the smelters and the country where the facilities are located.

In the course of our RCOI and due diligence we discovered that certain suppliers provided us with components containing 3TG sourced from the Covered Countries.

Conghua Tantalum and Niobium Smeltry, Duoluoshan, F&X Electro-Materials Ltd., Global Advanced Metals Boyertown, H.C. Starck Co., Ltd., H.C. Starck GmbH Goslar, H.C. Starck GmbH Laufenburg, H.C. Starck Smelting GmbH & Co.KG, Ningxia Orient Tantalum Industry Co., Ltd., Ulba and Zhuzhou Cement Carbide are CFSP compliant smelters that source from conflict-free mines for Tantalum from the Covered Countries.

Malaysia Smelting Corporation (MSC) and Thaisarco are CFSP compliant smelters that source from conflict-free mines for Tin from the Covered Countries.

Xiamen Tungsten (H.C.) Co., Ltd. is a CFSP compliant smelter that sources from conflict-free mines for Tungsten from the Covered Countries.

Conclusion

Primarily due to incomplete responses and non-responses provided by the surveyed suppliers, we have concluded that our products are DRC Conflict Undeterminable for calendar year 2014. Based on the information obtained pursuant to the good faith RCOI and due diligence processes described above, for 2014, we do not have sufficient information with respect to the 3TG to determine the country of origin of all of the 3TG we use to manufacture our products and thus are unable to determine whether any of the 3TG originated in the Covered Countries and, if so, whether the 3TG were from recycled or scrap sources, financed conflict in the Covered Countries or did not finance conflict in the Covered Countries.

Despite our efforts to follow up with our suppliers, we did not receive responses from all surveyed suppliers, and the surveyed suppliers who responded showed varying degrees of cooperation with our inquiries. In addition, we encountered the following challenges in obtaining and analyzing the responses we received:

•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process;

•	We have a varied supplier base with differing levels of resources and sophistication, and many of our suppliers are not themselves subject to Rule 13p-1 of the Exchange Act;

•	The information our suppliers provided was often incomplete and required significant follow-up;

•	Many suppliers provided responses at a company or divisional level, and not at a product level specific to the materials and components we use in our products;

•	None of our suppliers were able to represent to us that the 3TG from the smelters they listed had actually been included in components they supplied to Intevac;

•	Certain suppliers were unable or unwilling to specify the smelters or refiners used for materials and components supplied to us; and

•	Our ability to influence cooperation from certain suppliers was limited.

As a result, we have not been able to identify all of the smelters from which our suppliers sourced 3TG.

Efforts to Determine Mine Location

As previously noted, Intevac is several levels removed from the actual mining of 3TG and we do not have a direct relationship with smelters and refiners and do not perform direct audits of these entities within our supply chain. Consequently identifying with certainty, the smelters, refiners and recyclers and the source of the 3TG they process is an extraordinary challenge. In 2014, the primary focus of our due diligence on the source and chain of custody of the necessary 3TG in our supply chain was on the collection and assessment of data gathered, consolidated and provided by our direct suppliers. As a downstream supplier, we base our due diligence program on current industry guidance and practices for implementing the OECD Framework, which leads us to investigate the smelters and refiners in our supply chain, and to compare these to independently verified lists (such as the CFSP list.) Intevac’s primary means of determining country of origin of 3TG necessary to the functionality and production of our products was by conducting a supply-chain survey with our direct suppliers. We expect to gather the necessary information to determine mine location through CFSP audits.

Conflict Minerals Policy

Our Conflict Minerals Policy is available at: www.intevac.com. We are committed to minimizing the use of Conflict Minerals that finance or benefit armed groups. We actively engage with our suppliers to promote responsible sourcing practices and encourage our suppliers to seek conflict-free sources for 3TG used in our products.

Steps to Improve Due Diligence and Mitigate Risk

We will continue to work to increase the response rate of our suppliers and encourage them to complete the CMRT. Our survey response rate improved from 69% in 2013 to 95% in 2014. 52 surveyed suppliers completed declaration statements in 2014 compared to 24 suppliers in 2013. And 36 surveyed suppliers completed the CMRT providing smelter information in 2014 compared to 8 suppliers in 2013. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come.

We recognize that we have ongoing obligations under the reporting requirements of Rule 13p-1 and our Conflict Minerals Policy, and will seek to take additional steps in 2015 to continue and improve our good faith RCOI and due diligence processes. We expect to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products are financing conflict in the Covered Countries:

•	Provide continuing education to members of our supply chain management function and our other employees who are involved with 3TG on both the supplier and customer sides of our business;

•	Evaluate new systems for the collection and management of Conflict Minerals reporting data;

•	Continue to engage with our direct suppliers to improve the completeness and accuracy of information provided to us;

•	Continue to clearly communicate expectations to our direct suppliers concerning performance, transparency and sourcing of materials and components containing 3TG;

•	Include provisions related to gathering 3TG information in our supply contracts to encourage greater cooperation by the companies in our supply chain;

•	Continue educating our direct suppliers about our reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals; and

•	Continue to compare the list of smelters identified through our good faith RCOI and related due diligence processes to the evolving lists of smelters who have been designated as “conflict free” through independent “conflict free” smelter validation programs.

Independent Private Sector Audit

An audit was not required for calendar year 2014.

Appendix A

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Gold	Advanced Chemical Company	UNITED STATES	CID000015
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	COMPLIANT
Gold	Allgemeine Gold & Silberscheideanstalt	GERMANY	CID000035	COMPLIANT	(b), (c)
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041		(b)
Gold	AngloGold Ashanti Mineração Ltda.	BRAZIL	CID000058	COMPLIANT	(b)
Gold	Argor-Heraeus SA	SWITZERLAND	CID000077	COMPLIANT	(b), (c)
Gold	Asahi Pretec Corporation	JAPAN	CID000082	COMPLIANT	(b)
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	ACTIVE
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103	COMPLIANT	(b)
Gold	Aurubis AG	GERMANY	CID000113	COMPLIANT	(b)
Gold	Bangko Sentral ng Pilipinas	PHILIPPINES	CID000128		(b)
Gold	Bauer Walser AG	GERMANY	CID000141
Gold	Boliden AB	SWEDEN	CID000157	COMPLIANT	(b)
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	COMPLIANT	(b), (c)
Gold	Caridad	MEXICO	CID000180
Gold	Xstrata Canada Corporation	CANADA	CID000185	COMPLIANT
Gold	Cendres & Métaux SA	SWITZERLAND	CID000189	ACTIVE
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197
Gold	Chimet S.p.A.	ITALY	CID000233	COMPLIANT	(b)
Gold	China National Gold Group Corporation	CHINA	CID000242
Gold	Chugai Mining	JAPAN	CID000264
Gold	Colt Refining	UNITED STATES	CID000288
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Gold	Do Sung Corporation	KOREA, REPUBLIC OF	CID000359
Gold	Doduco	GERMANY	CID000362	ACTIVE
Gold	Dowa	JAPAN	CID000401	COMPLIANT
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	COMPLIANT
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA	CID000522
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	COMPLIANT	(b)
Gold	Heraeus Ltd. Hong Kong	HONG KONG	CID000707	COMPLIANT	(b)
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	COMPLIANT	(b)
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	CID000767
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co.	CHINA	CID000801		(b)
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	COMPLIANT	(b)
Gold	Istanbul Gold Refinery	TURKEY	CID000814	COMPLIANT	(b)
Gold	Japan Mint	JAPAN	CID000823	COMPLIANT	(b)
Gold	Jiangxi Copper Company Limited	CHINA	CID000855		(b)
Gold	Johnson Matthey Inc.	UNITED STATES	CID000920	COMPLIANT
Gold	Johnson Matthey Ltd.	CANADA	CID000924	COMPLIANT
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	COMPLIANT	(b)
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	COMPLIANT	(b)
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	COMPLIANT	(b)
Gold	Kazzinc Ltd.	KAZAKHSTAN	CID000957	COMPLIANT	(b)
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	COMPLIANT	(b)
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	COMPLIANT
Gold	Korea Metal Co., Ltd.	KOREA, REPUBLIC OF	CID000988
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029		(b)
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA	CID001032	COMPLIANT	(b)
Gold	Lingbao Gold Company Limited	CHINA	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058
Gold	LS-Nikko Copper Inc.	KOREA, REPUBLIC OF	CID001078	COMPLIANT	(b)
Gold	Luoyang Zijin Yinhui Metal Smelt Co., Ltd.	CHINA	CID001093
Gold	Materion	UNITED STATES	CID001113	COMPLIANT
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	COMPLIANT	(b)
Gold	Metalor Technologies (Hong Kong) Ltd.	HONG KONG	CID001149	COMPLIANT	(b)
Gold	Metalor Technologies (Singapore) Pte Ltd.	SINGAPORE	CID001152	COMPLIANT	(b)
Gold	Metalor Technologies SA	SWITZERLAND	CID001153	COMPLIANT	(b), (c)
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157	COMPLIANT	(b)
Gold	Met-Mex Peñoles, S.A.	MEXICO	CID001161	COMPLIANT
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	COMPLIANT	(b)
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	COMPLIANT	(b)
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220	COMPLIANT	(b)
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236		(b)
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	COMPLIANT	(b)
Gold	Ohio Precious Metals LLC.	UNITED STATES	CID001322	COMPLIANT	(b)
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	COMPLIANT
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	RUSSIAN FEDERATION	CID001326	COMPLIANT	(b)
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328		(b)
Gold	PAMP SA	SWITZERLAND	CID001352	COMPLIANT	(b), (c)

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386		(b)
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	COMPLIANT	(b)
Gold	PX Précinox SA	SWITZERLAND	CID001498	COMPLIANT	(c)
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	COMPLIANT	(b), (c)
Gold	Royal Canadian Mint	CANADA	CID001534	COMPLIANT	(b)
Gold	Sabin Metal Corp.	UNITED STATES	CID001546
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF	CID001562
Gold	Schone Edelmetaal	NETHERLANDS	CID001573	COMPLIANT	(b)
Gold	SEMPSA Joyeria Plateria SA	SPAIN	CID001585	COMPLIANT	(b)
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	COMPLIANT	(b)
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	COMPLIANT	(b)
Gold	So Accurate Group, Inc.	UNITED STATES	CID001754
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	ACTIVE	(b)
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	COMPLIANT	(b)
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	COMPLIANT	(b)
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	COMPLIANT	(b)
Gold	The Great Wall Gold and Silver Refinery of China	CHINA	CID001909
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916	COMPLIANT	(b)
Gold	Tokuriki Tokyo Melters Assayers	JAPAN	CID001938	COMPLIANT	(b)
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	ACTIVE
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	COMPLIANT	(b)
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980	COMPLIANT	(b)
Gold	United Precious Metal Refining Inc.	UNITED STATES	CID001993	COMPLIANT	(c)
Gold	Valcambi SA	SWITZERLAND	CID002003	COMPLIANT	(b), (c)
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	COMPLIANT	(b)
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100	COMPLIANT
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	ACTIVE
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	COMPLIANT	(b)
Gold	Zijin Mining Group Co., Ltd.	CHINA	CID002243	COMPLIANT	(b)
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	COMPLIANT
Gold	Republic Metals Corporation	UNITED STATES	CID002510	COMPLIANT	(b)
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	COMPLIANT
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291	COMPLIANT	(d)
Tantalum	Douluoshan Sapphire Rare Metal Co., Ltd.	CHINA	CID000410	COMPLIANT	(d)
Tantalum	Exotech Inc.	UNITED STATES	CID000456	COMPLIANT
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	COMPLIANT	(d)
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	COMPLIANT
Tantalum	Hi-Temp	UNITED STATES	CID000731	COMPLIANT
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	COMPLIANT
Tantalum	JiuJiang Tambre Co., Ltd.	CHINA	CID000917	COMPLIANT
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973	COMPLIANT
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	COMPLIANT
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA	CID001163	COMPLIANT
Tantalum	Mineração Taboca S.A.	BRAZIL	CID001175	COMPLIANT
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192	COMPLIANT
Tantalum	Molycorp Silmet A.S.	ESTONIA	CID001200	COMPLIANT
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	COMPLIANT	(d)
Tantalum	QuantumClean	UNITED STATES	CID001508	COMPLIANT
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522	COMPLIANT
Tantalum	Shanghai Jiangxi Metals Co., Ltd.	CHINA	CID001634
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION	CID001769	COMPLIANT
Tantalum	Taki Chemicals	JAPAN	CID001869	COMPLIANT
Tantalum	Tantalite Resources	SOUTH AFRICA	CID001879
Tantalum	Telex	UNITED STATES	CID001891	COMPLIANT
Tantalum	Ulba	KAZAKHSTAN	CID001969	COMPLIANT	(d)
Tantalum	Zhuzhou Cement Carbide	CHINA	CID002232	COMPLIANT	(d)
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307	COMPLIANT
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	COMPLIANT
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA	CID002501	COMPLIANT
Tantalum	KEMET Blue Metals	MEXICO	CID002539	COMPLIANT
Tantalum	Plansee SE Liezen	AUSTRIA	CID002540	COMPLIANT
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	COMPLIANT	(d)
Tantalum	H.C. Starck GmbH	GERMANY	CID002545	COMPLIANT	(d)
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	CID002546	COMPLIANT	(d)
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	COMPLIANT	(d)
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548	COMPLIANT
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	COMPLIANT
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	COMPLIANT	(d)
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556	COMPLIANT
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	COMPLIANT	(d)

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	COMPLIANT
Tantalum	Kemet Blue Powder	UNITED STATES	CID002568	COMPLIANT
Tin	Alpha	UNITED STATES	CID000292	COMPLIANT
Tin	China Rare Metal Materials Company	CHINA	CID000244	COMPLIANT
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278
Tin	Cooper Santa	BRAZIL	CID000295	COMPLIANT
Tin	CV Gita Pesona	INDONESIA	CID000306
Tin	CV JusTindo	INDONESIA	CID000307	ACTIVE
Tin	CV Makmur Jaya	INDONESIA	CID000308
Tin	CV Nurjanah	INDONESIA	CID000309	ACTIVE
Tin	CV Serumpun Sebalai	INDONESIA	CID000313
Tin	CV United Smelting	INDONESIA	CID000315	COMPLIANT
Tin	Dowa	JAPAN	CID000402	COMPLIANT
Tin	EM Vinto	BOLIVIA	CID000438	COMPLIANT
Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448
Tin	Fenix Metals	POLAND	CID000468	ACTIVE
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538	COMPLIANT
Tin	Gejiu Zi-Li	CHINA	CID000555
Tin	Huichang Jinshunda Tin Co. Ltd.	CHINA	CID000760
Tin	Jiangxi Nanshan	CHINA	CID000864
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Linwu Xianggui Smelter Co.	CHINA	CID001063
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	ACTIVE
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	COMPLIANT	(d)
Tin	Metallo Chimique	BELGIUM	CID001143	COMPLIANT
Tin	Mineração Taboca S.A.	BRAZIL	CID001173	COMPLIANT
Tin	Minsur	PERU	CID001182	COMPLIANT
Tin	Mistubishi Materials Corporation	JAPAN	CID001191	COMPLIANT
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	ACTIVE
Tin	OMSA	BOLIVIA	CID001337	COMPLIANT
Tin	PT Alam Lestari Kencana	INDONESIA	CID001393
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	COMPLIANT
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	COMPLIANT
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406
Tin	PT Bangka Kudai Tin	INDONESIA	CID001409
Tin	PT Bangka Putra Karya	INDONESIA	CID001412	COMPLIANT
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	COMPLIANT
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	COMPLIANT
Tin	PT BilliTin Makmur Lestari	INDONESIA	CID001424	ACTIVE
Tin	PT Bukit Timah	INDONESIA	CID001428	COMPLIANT
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	COMPLIANT
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	COMPLIANT
Tin	PT Fang Di MulTindo	INDONESIA	CID001442
Tin	PT HP Metals Indonesia	INDONESIA	CID001445
Tin	PT Karimun Mining	INDONESIA	CID001448	ACTIVE
Tin	PT Koba Tin	INDONESIA	CID001449
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	COMPLIANT
Tin	PT Panca Mega Persada	INDONESIA	CID001457	COMPLIANT
Tin	PT Prima Timah Utama	INDONESIA	CID001458	COMPLIANT
Tin	PT Refined Banka Tin	INDONESIA	CID001460	COMPLIANT
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	COMPLIANT
Tin	PT Seirama Tin Investment	INDONESIA	CID001466
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	COMPLIANT
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	ACTIVE
Tin	PT Supra Sukses Trinusa	INDONESIA	CID001476
Tin	PT Tambang Timah	INDONESIA	CID001477	COMPLIANT
Tin	PT Timah	INDONESIA	CID001482	COMPLIANT
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	CID001486
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	COMPLIANT
Tin	PT Tommy Utama	INDONESIA	CID001493
Tin	PT Yinchendo Mining Industry	INDONESIA	CID001494
Tin	RUI DA HUNG	TAIWAN	CID001539	ACTIVE
Tin	Soft Metais, Ltda.	BRAZIL	CID001758	ACTIVE
Tin	Thaisarco	THAILAND	CID001898	COMPLIANT	(d)
Tin	VQB Mineral and Trading Group JSC	VIET NAM	CID002015	ACTIVE
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	COMPLIANT
Tin	Yunnan Chengfeng	CHINA	CID002158	ACTIVE
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	CID002180	COMPLIANT
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	COMPLIANT
Tin	PT Singkep Times Utama	INDONESIA	CID002476
Tin	PT WAHANA PERKIT JAYA	INDONESIA	CID002479	COMPLIANT
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	COMPLIANT
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	COMPLIANT

Metal	Smelter or Refiner Name	Smelter Country	Smelter Identification	CSFI (a)
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	ACTIVE
Tin	PT Inti Stania Prima	INDONESIA	CID002530	ACTIVE
Tin	Electroloy Metal Pte	SINGAPORE
Tin	Amalgamet Inc.	PERU
Tin	China Tin Group Co., Ltd. Laibin Smelting Factory	CHINA
Tin	CSC Pure Technologies	RUSSIAN FEDERATION
Tin	Dongguan Qiandao Tin Co., Ltd.	CHINA
Tin	Foshan Nanhai Songgang Hongyang Tin Industry Co., Ltd.	CHINA
Tin	Heraeus Materials Singapore Pte Ltd.	SINGAPORE
Tin	Hongqiao Metals (Kunshan) Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004	ACTIVE
Tungsten	ATI Metalworking Products	UNITED STATES	CID000105	CATEGORY A
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	ACTIVE
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	ACTIVE
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345	CATEGORY A
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	COMPLIANT
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	COMPLIANT
Tungsten	Hunan Chenzhou Mining Group Co.	CHINA	CID000766	ACTIVE
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA	CID000769	COMPLIANT
Tungsten	Japan New Metals Co. Ltd.	JAPAN	CID000825	COMPLIANT
Tungsten	Ganzhou Nonferrous Metals Smelting Co Ltd.	CHINA	CID000868	ACTIVE
Tungsten	Ganzhou Huaxing Tungsten Products Co. Ltd.	CHINA	CID000875	COMPLIANT
Tungsten	Kennametal Fallon	UNITED STATES	CID000966	CATEGORY A
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889	CATEGORY A
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	CID002011	COMPLIANT
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044	COMPLIANT
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	CID002047	CATEGORY A
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	COMPLIANT	(d)
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	ACTIVE
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	COMPLIANT
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	ACTIVE
Tungsten	Jiangxi Tungsten Industry Co., Ltd.	CHINA	CID002317	CATEGORY A
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	CATEGORY A
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	COMPLIANT
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	COMPLIANT
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	COMPLIANT
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA	CID002493
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	COMPLIANT
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	COMPLIANT
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA	CID002518	CATEGORY A
Tungsten	H.C. Starck GmbH	GERMANY	CID002541	ACTIVE
Tungsten	H.C. Starck GmbH	GERMANY	CID002542	ACTIVE
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	CID002543	ACTIVE
Tungsten	H.C. Starck GmbH	RUSSIAN FEDERATION
Tungsten	Voss Metals Company, Inc.	UNITED STATES

Notes:

(a)	As of April 30, 2015, this column indicates whether the known smelter or refiner participates in the CFSP as a smelter that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “COMPLIANT” denotes that the smelter participates in the CFSP and has been certified conflict free and audited by the CFSI, “CATEGORY A” denotes that the smelter has committed to complete a CFSP validation audit within two (2) years of membership issuance and “ACTIVE” denotes that the smelter has agreed to participate in the CFSP, but that the audit process has not yet been completed.
(b)	As of April 30, 2015, the smelter or refiner participates in the London Bullion Market Association’s Responsible Gold Programme and has been certified conflict free.
(c)	As of April 30, 2015, the smelter or refiner participates in the Responsible Jewellery Council’s Chain-of-Custody Certification Program and has been certified conflict free.
(d)	Sources minerals from conflict-free mines in the Covered Countries.